Exhibit 99.1

Capital Stock Bulletin
Federal Home Loan Bank of Indianapolis

$200 Million Excess Stock Repurchase

February 21, 2025

To All Shareholders:

The Federal Home Loan Bank of Indianapolis (FHLBI) is pleased to announce that it will repurchase $200,000,000 in par value of Excess Stock from shareholders. As part of this program, the FHLBI will repurchase up to $100,000,000 in par value of Excess Stock from existing members on a Voluntary basis.

Specifically, between February 21 and March 7, 2025, your institution may request in writing that the FHLBI repurchase all or a portion of your Excess Stock. Members can identify the specific shares to be repurchased; otherwise, the FHLBI will repurchase the most recently acquired shares of Excess Stock not already subject to a redemption request. Should total requests exceed $100,000,000, Excess Stock repurchases will be made on a pro-rata basis under the Voluntary program. Excess Stock under outstanding redemption requests from current and former members will be repurchased to meet the total of $200,000,000.

The $100 per share purchase price of the Excess Stock will be credited to your CMS Account on the repurchase date, which will occur on or after March 10, 2025.

The repurchase of Excess Stock will be conducted in accordance with the Capital Plan and, therefore, may be postponed or cancelled, if the terms of the Capital Plan cannot be met or management determines the excess stock may be needed to support secured borrowings. In such event, you will not have the right to require that the FHLBI complete the repurchase of your Excess Stock, and this notice will be withdrawn.

Please email your requested repurchase amount and your designation of shares to be repurchased to creditdesk@fhlbi.com. If you have any questions regarding the repurchase, please contact your account manager directly or the Advances Desk at 1-800-442-2568.

Sincerely,

Jonathan W. Griffin
Senior Vice President, Chief Business Development Officer